Exhibit 21.1

List of Subsidiaries and Consolidated Entity of TD Holdings, Inc. as of August 2, 2023

Name of Subsidiary	Jurisdiction of Incorporation or Organization
HC High Summit Holding Limited	British Virgin Islands
BAIYU International Supply Chain PTE.LTD	Singapore
TD Internet Of Things Technology Company Limited	Hong Kong
Zhong Hui Dao Ming Investment Management Limited	Hong Kong
Tongdow E-trade Limited	Hong Kong
Shanghai Jianchi Supply Chain Co., Ltd.	People’s Republic of China
Shenzhen Baiyu Jucheng Data Technology Co., Ltd.	People’s Republic of China
Shenzhen Qianhai Baiyu Supply Chain Co., Ltd.	People’s Republic of China
Shenzhen Tongdow Internet Technology Co., Ltd.	People’s Republic of China
Tongdow (Hainan) Data Technology Co. Ltd.	People’s Republic of China
Hainan Jianchi Import and Export Co., Ltd.	People’s Republic of China
Hainan Baiyu Cross-border E-commerce Co., Ltd.	People’s Republic of China
Yangzhou Baiyu Venture Capital Co., Ltd.	People’s Republic of China
Yangzhou Baiyu Cross-border E-commerce Co., Ltd.	People’s Republic of China
Zhejiang Baiyu Lightweight New Material Co., Ltd.	People’s Republic of China